                                                                                                                                     Immediate Release

                                                                                                                        Contact   Beth Feikens

                                                                                                                                                        248/754-0883

BORGWARNER APPOINTS RICHARD O. SCHAUM TO BOARD OF DIRECTORS

Auburn Hills, Michigan, July 27, 2005 - BorgWarner Inc. (NYSE:  BWA) announced today that Richard O. Schaum has been appointed to its Board of Directors.  The appointment is an addition to the Board, which now numbers eleven.

 Mr. Schaum, 59, was most recently vice president and general manager of vehicle systems for WaveCrest Laboratories, where he oversaw the development and commercialization of transportation applications.  He began his professional career at DaimlerChrysler in 1971 and held a variety of positions of increasing responsibility there, eventually rising to the position of executive vice president, product development for the Chrysler Group.  In this role, he was a key member of the "Turnaround Team" which restored the company to profitability by reducing costs, improving quality, and launching a new product offensive which was unprecedented in the company's history.  He retired from DaimlerChrysler in 2003. With nearly four decades of experience in automotive engineering, manufacturing, product planning, cost reduction and quality, Rich Schaum brings to BorgWarner a wealth of experience in several key areas of our business," said Timothy M. Manganello, BorgWarner Chairman and Chief Executive Officer.  "His broad experience will be an asset to our Board of Directors, and we are pleased to welcome him."

Mr. Schaum is active in the Society of Automotive Engineers.  He is currently serving as Vice President of Automotive and is a member of the SAE Board of Directors.  He served as General Chairman of the 2003 SAE World Congress.  Past professional activities include the Partnership for a New Generation of Vehicles; the National Research Council Workshop on Fuel Economy; and the Auto/Oil Air Quality Research Planning Task Force.

He holds a bachelor of science degree in mechanical engineering from Drexel University and a master of science degree in mechanical engineering from the University of Michigan.  He also completed the Executive Program at the University of California at Berkley.  He lives in Birmingham, Michigan.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 62 locations in 17 countries.  Customers include Ford, DaimlerChrysler, General Motors, VW/Audi, Toyota, Hyundai/Kia, Renault/Nissan, Honda, Caterpillar, Navistar International, Peugeot, and BMW.  The Internet address for BorgWarner is: http://www.borgwarner.com.

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